UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

March 21, 2013

ATHERONOVA INC.

(Exact name of registrant as specified in charter)

Delaware

(State or other Jurisdiction of Incorporation or Organization)

000-52315 (Commission File Number)		20-1915083 (IRS Employer Identification No.)
2301 Dupont Drive, Suite 525 Irvine, CA 92612 (Address of Principal Executive Offices and zip code)

(949) 476-1100

(Registrant’s telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 21, 2013, the Audit Committee of the Registrant’s Board of Directors (the “Audit Committee”) determined that the Registrant’s financial statements for the fiscal quarters ended June 30 and September 30, 2012, need to be restated with respect to the treatment of the amendment of certain notes and warrants, and should no longer be relied upon.

On June 15, 2012, the Registrant amended certain of its senor convertible notes and warrants that were issued in 2010. The initial senior convertible notes and warrants included an anti-dilution provision that allowed for the automatic reset of the conversion or exercise price upon any future sale of common stock instruments at or below the current conversion or exercise price. The amended notes and warrants removed the price-based anti-dilution provisions contained in the senior convertible notes and warrants. The modification was initially accounted for as an extinguishment based on an error in a calculation of the change to the beneficial conversion feature. Management has determined that the transaction should have been accounted for as a modification rather than as an extinguishment. The effect of the change in accounting is to reduce reported net income for the three months ended June 30, 2012 from $339,157 to $131,157, to reduce reported net income for the six months ended June 30, 2012 from $1,099,113 to $891,113, and to increase the net loss reported for the cumulative period since inception to June 30, 2012 from $10,480,398 to $10,688,398. The additional effect of the change in accounting is to increase reported net loss for the three months ended September 30, 2012 from $737,157 to $859,245, to reduce reported net income for the nine months ended September 30, 2012 from $361,956 to $31,868, and to increase the net loss reported for the cumulative period since inception to September 30, 2012 from $11,217,555 to $11,547,643.

The Audit Committee and the Registrant’s Chief Financial Officer have discussed with the Registrant’s registered independent public accounting firm the matters disclosed in this report. The registrant expects to file the restated financial statements through the EDGAR system on or around March 29, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AtheroNova Inc.

Date: March 29, 2013	By:	/s/ Mark Selawski
Mark Selawski
Chief Financial Officer & Secretary

3